UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015  (April 7, 2015)

Commission File Number:  333-160311

VACATION HOME SWAP, INC.
(Exact name of registrant as specified in its charter)

112 North Curry Street Carson City, NV 89703 (775) 321-8201
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, $0.001 par value
 (Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On or about April 22, 2015, Vacation Home Swap, Inc. (the "Company") entered into a Acquisition of Assets Agreement (the "Agreement") with R3 Technologies, Inc., a Canadian corporation ("R3") for the exchange of all of the Assets of R3 (the "R3 Assets"). The R3 Shares shall be exchanged for 48,500,000 fully paid non-assessable shares of the Company or 60% of the issued and outstanding shares of the Company.

The closing of the Agreement is conditioned upon certain, limited customary representations and warranties as well as conditions to close such as the total issued and outstanding shares of the Company being limited to 79,900,000 shares of common stock post-closing.  Following the closing of the Agreement we intend to continue the Company's and R3's historical businesses and proposed businesses. Our historical business and operations will continue independently through a newly formed wholly owned subsidiary.

Both our CUSIP number and our trading symbol for our common stock which trades on the OTCPK Tier of the OTC Markets, Inc. will change as a result of the name change contemplated by the Agreement.   We are in the process of submitting the notification and certain other information to the Financial Information Regulatory Association, Inc. ("FINRA") to process the name change and symbol change.  The name change and a new CUSIP number will be announced upon effectiveness as announced by FINRA.   At such time as we are assigned a new trading symbol, we will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the name change the share certificates which reflect our prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, West Coast Stock Transfer, Inc., telephone 619-664-4780.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

ITEM 5.02DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation

Effective April 7, 2015, Mr. Donald Macdow ("Mr. Macdow") resigned from his position as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director of the Company. Mr. Macdow's resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies, practices, or otherwise.

Appointment

Effective April 7, 2015, Mr. Frank Drechsler was appointed to serve as the Company's President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director of the Company to serve until the next annual meeting and until her successor is duly appointed.

The biography for Mr. Drechsler is set forth below:

Frank Drechsler 48 is Chief Executive Officer and Chairman to San West Inc from 2003 to present a publicly traded company in the powersports industry. Mr. Drechsler also served as Chief Financial Officer and Secretary. Since 2002 to 2013, Mr. Drechsler has been an officer and director of Krinner USA, Inc., a privately-held Nevada corporation ("Krinner") which markets and sells Christmas tree stands designed in Germany. Mr. Drechsler also works as a sales agent for Krinner but receives no compensation from Krinner when its products are sold on our online store. Since July 2001, Mr. Drechsler has also been the President, Secretary and a Director of Finger Tip Drive, Inc., a Nevada corporation, which provides online computer data storage services. From October 1998 to May 2001, Mr. Drechsler was the President and a Director of Pacific Trading Post, Inc., a Nevada corporation, which marketed and sold products on the Internet within the outdoor sports industries, specifically in the areas of skate, surf and snow. In January 1998, Mr. Drechsler co-founded and developed the business model for skatesurfsnow.com, where he was responsible for the day-to-day operations. During 1997, Mr. Drechsler was self-employed as a consultant and helped start-up companies develop sales and marketing programs. From 1995 to December 1996, Mr. Drechsler was the international sales manager for Select Distribution.

Mr. Drechsler graduated from California State University, Fullerton in 1992 with a Bachelor of Science degree in International Business.  Mr. Drechsler was previously an officer and director of Zowcom, Inc. a Nevada corporation, JPAL, Inc., a Nevada corporation, and Expressions Graphics, Inc., a Nevada corporation, all of which are reporting companies.  Mr. Drechsler is not an officer or director of any other reporting company.

 Family Relationships

Mr. Drechsler is not related to any Officer or Director of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	The Acquisition of Assets Agreement dated as of April 22, 2015 by and between Vacation Home Swap, Inc. and R3 Technologies, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 29, 2015                                                   By: /s/ Frank Drechsler
Name: Frank Drechsler
Title: Chief Executive Officer